STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

LADENBURG ALTERNATIVE STRATEGIES FUND

This Certificate of Amendment of Ladenburg Alternative Strategies Fund (the "Trust"), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").:

1.  Name. The name of the statutory trust amended hereby is Ladenburg Alternative Strategies Fund.

2.  Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Ladenburg Thalmann Alternative Strategies Fund.

3.  Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act on the 13th day of July, 2010.

By:

/s/ Anthony J. Hertl

Name:

Anthony J. Hertl

Title:

Trustee